Exhibit 10.25

STOCK TRACKING UNIT AWARD CERTIFICATE
CASH ONLY FORM

Non-transferable
GRANT TO

[             ]

("Grantee")

by TG Therapeutics, Inc. (the "Company") of an Award of [             ] Stock Tracking Units (which qualifies as an “Other- Stock Based Award” under the TG Therapeutics, Inc. 2022 Incentive Plan (the "Plan")), each of which represents the right to receive an amount payable solely in cash equal to the Fair Market Value of one (1) share of the Company's common stock, $0.001 par value, pursuant to and subject to the provisions of the Plan and to the terms and conditions set forth on the following page (the "Terms and Conditions"). By accepting the grant of Stock Tracking Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan, the Stock Tracking Units shall vest (become non-forfeitable) in accordance with the following schedule, provided that Grantee remains in Continuous Service on each applicable vesting date:

Vesting Date	# of Stock Tracking Units Vested

IN WITNESS WHEREOF, TG Therapeutics, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

TG THERAPEUTICS, INC.

By:

Michael S. Weiss

TERMS AND CONDITIONS

1.    Restrictions. The Stock Tracking Units are subject to each of the following restrictions. Stock Tracking Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee's Continuous Service terminates for any reason, then Grantee shall forfeit all of Grantee's right, title and interest in and to any unvested Stock Tracking Units as of the date of termination, and such Stock Tracking Units shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Paragraph 1 shall apply to all securities issued with respect to the Stock Tracking Units hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock Tracking Units.

2.    Expiration and Termination of Restrictions. The time-based vesting restrictions imposed with respect to the Stock Tracking Units will expire on the earliest to occur of the following:

(a)    as to the number of the Stock Tracking Units specified on the cover page hereof, on the respective dates specified on such cover page, provided that Grantee remains in Continuous Service on each applicable vesting date; or

(b)    if the Stock Tracking Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, then as to 100% of the Stock Tracking Units on the occurrence of such Change in Control, provided Grantee remains in Continuous Service through the date of such change in Control; and

(c)    if the Stock Tracking Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, then as to 100% of the Stock Tracking Units on the occurrence of Grantee's termination of employment without Cause or resignation for Good Reason within two years following such Change in Control.

3.     Cash Payment. Subject to the other terms of the Plan and this Certificate, with respect to each Stock Tracking Unit that becomes vested in accordance with vesting schedule set forth on the cover page, you shall receive a payment, solely in cash, equal to the Fair Market Value of one (1) share of the Company's common stock, $0.001 par value, as determined by the Committee, no later than thirty (30) days after the applicable Vesting Date specified in the cover page.

4.    Stockholder Rights. Grantee shall have none of the voting rights or other rights of a stockholder with respect to Stock Tracking Units.

5.    Limitation of Rights. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee's service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

6.    Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Stock Tracking Units first becomes includable in Grantee's gross income for federal income tax purposes, be required to pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local and international taxes (including Grantee's FICA obligation) required by law to be withheld with respect to such amount. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company or any employer Affiliate has the authority and the right to deduct or withhold a number of Stock Tracking Units, sufficient to satisfy amounts required by law to be withheld with respect to any taxable event related to the Stock Tracking Units. If Stock Tracking Units are withheld, such number shall be determined based on the Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Company establishes.

7.     Code Section 409A. It is the intent that the terms relating to the vesting and payment of the Stock Tracking Units as set forth in this Certificate shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, in addition to all of its rights pursuant to the Plan, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Certificate as may be necessary to ensure that all payments provided for with respect to the Stock Tracking Units are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that tax treatment with respect to the Stock Tracking Units is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed as a result of the Plan or the Stock Tracking Units.

8.     Clawback. The Stock Tracking Units and any payments made in settlement thereof shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

9.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate, and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10.    Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

11.    Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to TG Therapeutics, Inc., 2 Gansevoort St., 9th Floor, New York, NY 10014, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.